120 College Street
Asheville, North Carolina 28801
Phone: (818) 231-6243 Fax: (866) 328-7774

June 8, 2009

Robert C. Johnson

Chief Financial Officer Maxim Oil and Gas
7085 W. Belmont Dr.
Littleton, Colorado 80123

Re: Corporate Development Advisory & Funding Agreement

THIS Consulting agreement (the "Agreement") is made and entered into as of June 8, 2009 (the "Commencement Date"), by and between, Maxim Oil & Gas, Inc. (the "Company"), and Potomac Capital, LLC (the "Consultant").

Recitals

A. The Company desires to avail itself of the experience, sources of information, advice, and assistance of Consultant.

B. The Consultant is willing to make available all applicable sources to the Company Consultant's experience, sources of information, advice, and assistance.

C. The Consultant is willing to make available all of its sources for Corporate Finance, Investment Banking, and Commercial Finance.

NOW, therefore, in consideration of the premises and the covenants contained herein, the Company and the Consultant agree as follows:

Agreement

1. Services. Upon request of the Company. Consultant hereby agrees on a non-exclusive basis to render "Corporate Development" advisory services in assisting in obtaining market markers for the company public stock, assistance in securing credible public and investor relations entities, private and/or public equity investment, debt investment and funding for the oil & gas reserves of the owned by Company (collectively, the "Services").

The Consultant is not offering to market the Company or its securities as a Registered Broker. The Consultant is not a member or a broker/dealer of National Association of Securities Dealers. The Consultant acts strictly in a consultancy capacity. The consultant is strictly introducing the Company to potential business partners to further the strategic operations of the Company.

2. Term of Agreement. This Agreement shall commence on the Commencement Date and shall continue for perpetuity unless the parties agree to terminate by written notification (the "Term").

3. Payment Corporate Consulting Services. Services provided by Consultant shall be paid for as follows:

(a) Expense Payment The Company is solely responsible for the payment of the documentation and legal fees associated with the creation of all documents, filing fees and expenses required to provide these consulting services. A $25,000 expense payment will be wired to Potomac Capital, LLC for their expenses associated with the consulting services upon execution of this agreement, Wiring instructions are as follows:

Bank: Bank of America
Account Name: Potomac Capital, LLC
Bank identifier. 053000196
ABA#: 026009593
Account#: 237005196575
Amount of Wire: $25,000
Re: Maxim Oil & Gas, Inc.

(b) S8 Stock Issuance. The Company shall issue to Potomac Capital, LLC a total of 5,000,000 shares of S8 shares upon the execution of this agreement.

(c)Third Party Payment. Payment for any third party groups brought to the company for hire for investor and public relations is the sole responsibility of the company. Payment maybe in cash or S8 stock as agreed to by the third party and the company. All other parties brought to the company to fit a need will also be the sole responsibility of the company to negotiate terms and payment.

4. Monetization of the Oil & Gas Reserves.

(a.)Financial Debt Structure: Funding will be provided through a debt instrument to Maxim Oil & Gas, Inc. by International Energy Capital Partners, Inc., the investment company used by Potomac Capital, LLC for investments/loans made through Potomac Capital, LLC to energy related companies. The note will be based solely on the expected life of the oil and gas asset reserves. The interest rate will be 4% payable out of the production from the extraction and sale of the oil and gas reserves being financed. Interest will be deferred until the producing wells are brought into production. Payment will be the lesser of 85% of the net cash flows from the wells brought into production or the debt repayment schedule based upon the reserve life of the oil and gas assets. Interest is only calculated on the amount of funds used by Maxim Oil & Gas, Inc. being provided by Potomac through International Energy Capital Partners, Inc. Company agrees to provide all required documents and engineering and related reports at their own expense.

(b.)Schedule of Funding of Maxim's Oil & Gas Reserves. Maxim shall provide Potomac Capital, LLC with a funding schedule requirement. This schedule will reflect the time it takes to create the financial instrument, file and fund said instrument to fund Maxim. Based upon the schedule Potomac will distribute to International Energy Capital Partners, Inc. Maxim project trust account with Bank of America to be used in managing the project funds by Potomac Capital, LLC.

(c.)Transaction and Document Fees; There will be no transaction fees paid by Maxim Oil & Gas, Inc. on raising the financing. These fees will be paid from the funds distribution from the Structured Finance Platform Manager. Maxim shall approve a participation agreement in the distribution of funds from the Structured Finance vehicle in the amount of 20% of the distribution proceeds.

5. Company Funding Non-Monetization.

(a)           Marketing and Acquisitions. The company agrees to compensate the Consultant 10% of all sales that the Consultant procures and a 10% partnership in any joint venture and/or acquisition that is generated through the consultant or its affiliates, unless both parties agree in writing to a different agreement.

(b)           Secured Debt FinancinE. For any secured or subordinated debt financing which includes senior debt financing, notes, term loans, promissory notes, debentures, revolving lines of credit, equipment lease financing, with an interest rate of less than or equal to 2 points above prime rate, all of which do not have any form of equity participation rights the Consultant shall receive upon the loans closing a success fee payable in cash equal to five percent (5%) of the gross proceeds approved and available to the Company, in whole or in part.

(c)           Equity Investment. Any equity investment, including common, preferred, or convertible preferred stock, convertible debentures, 504/506 shares or any form of transaction involving equity participation into the Company from any party introduced by the Consultant, or an affiliate of the Consultant, shall receive upon closing a success fee payable in cash equal to ten percent (10%) of the gross amount to be to be disbursed to the Company at closing, in whole or part, unless both parties agree in writing to a different agreement.

At no time is the Consultant guaranteeing that any of these services will be performed. All of these services will be on a BEST EFFORTS basis and will not create any liability if any service is not performed to the acceptability of the Company. Consultant cannot control the financial conditions or markets for purposes of obtaining funding for this project Therefore, Company acknowledges that if the financial or market conditions exist that prevents this project from being funded Consultant will not be liable for such conditions and the funding of this project.

6. Independent Contractor. At all times during the term of this Agreement, Consultant is and shall be an independent contractor in providing the Services hereunder, with the sole right to supervise, manage, operate, control, and direct the performance incident to the Services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venturer, employer, employee, principal, or agent for either the Company or Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity.

7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, to the addresses set forth below:

If to the Company, to: Maxim Oil & Gas, Inc. 24900 Pitkin Rd. Ste 308 Spring, Texas 77386 Phone: (281) 466-1530 Fax: (281) 466-1531 #3	If to Consultant, to: Potomac Capital, LLC 120 College Street Asheville, North Carolina 28801 Phone: (828) 231-6393 Fax: (828) 257-2772

Each such notice shall be deemed to have been given (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed at the time of such transmission by telephone or facsimile machine-generated confirmation), or on the third day following the date of mailing, if mailed in accordance with this Section, or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made). Any notice, request, demand, or other communication given otherwise than in accordance with this Section shall be deemed to have been given on the date actually received, Any party may change its address for purposes of this Section by giving written notice of such change to all other parties in the manner hereinabove provided.

8. Liability of Consultant. The Company understands that the Consultant assumes no responsibility under this Agreement other than to perform the Services in good faith, and Consultant will not be responsible for any consequences whatsoever that result from any action of the Company in following or declining to follow any advice or recommendation of the Consultant. It is acknowledged and agreed by the Company that Consultant's Services provided under this Agreement are consulting only and any and all decision-making regarding the Company, including without limitation whether or not to follow any advice by Consultant, is solely the responsibility of the Company. Consultant will not be liable to the Company except by reason of acts constituting bad faith of Consultant or willful malfeasance or reckless disregard of its duties. The parties hereto recognize and agree that the effectiveness of the Services and the success of any actions undertaken by Consultant in connection therewith are not guaranteed or warranted by Consultant in any respect whatsoever,

9. Confidential Information,

(a) Anything herein to the contrary notwithstanding, the Company will not intentionally provide Consultant with any material non-public information, unless both (i) advising Consultant in writing prier to such disclosure that the information about to be provided constitutes material non-public information and whether, when and by what means the Company intends to make such information public and (ii) Consultant, in its sole and absolute discretion, agrees in writing to receive such information. In furtherance of the foregoing, and not in limitation thereof, Consultant may agree in writing to receive such information on the condition that the Company comply with Regulation FD promulgated by the Securities and Exchange Commission as if the provisions regarding Confidential Information were not included in this Agreement and the Consultant was not subject to any confidentiality requirements (written, oral, implied, anticipated or otherwise) with respect to such information,

(b) Provided Consultant has agreed to receive material non-public information with respect to the Company in the manner provided in subparagraph (a) of this Section 6, or the Company has advised Consultant that the information to be provided is not material non-public information with respect to the Company, Consultant acknowledges that certain information that may be disclosed to Consultant by the Company may be confidential, proprietary, and secret in character. Consultant agrees that such information will (i) be kept confidential by Consultant, (ii) not be used by Consultant in any way detrimental to the Company, and (iii) not be used other than in furtherance of the Services to be provided under this Agreement.

(c) The term -Confidential Information" means any information or knowledge that is not generally known to the public that is disclosed or made known to the Consultant directly or indirectly during the term of this Agreement (regardless of the form in which communicated and including all notes, memoranda, records, analyses, test results, surveys, applications for governmental approvals, and other documents and items that were prepared by the Consultant, other employees of the Company, or other persons or entities acting at the behest of or in conjunction with the Company that incorporate, embody, reflect, describe, or otherwise relate to, in whole or in part, the oral or written information made known to the Consultant). Notwithstanding the foregoing, no item of information otherwise included in the definition of "Confidential Information" shall be deemed Confidential Information to the extent that it (i) is or becomes publicly available through no fault or breach of this Agreement, (ii) is disclosed in a non-confidential capacity by the party which would have had the right to assert that such information was Confidential Information, (iii) is lawfully obtained or could be lawfully obtained from third parties without breaching any provision of any non-disclosure agreement, (iv) is information which is previously known or is developed by the recipient independently of the disclosing party or (v) must be disclosed pursuant to or as required or directed by law or by a court or other tribunal of competent jurisdiction.

"Confidential Information" also does not include any business, industry or other analysis previously made or subsequently developed by Consultants that is not specific to the business activities of the Company.

(d) The Company acknowledges that Confidential Information is not necessarily material non-public information regarding the Company and that the Consultant may, in good faith, determine that any one or more items of Confidential Information, individually or in the aggregate, do not constitute material nonpublic information with respect to the Company.

10. Binding Effect. This Agreement shall be binding upon Consultant and the Company and their respective successors, assigns, and representatives.

11. Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other party).

12. Governing Law. This agreement shall be interpreted, enforced, construed and governed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and all disputes shall be settled in the courts of the State of TEXAS.

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

14. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

15. Amendment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express written consent of the nonassigning party (which consent may be granted or withheld in the sole and absolute discretion of such party).

16. Entire Agreement. This Agreement (including any Exhibits hereto and the documents delivered pursuant hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FOR THE COMPANY:		FOR THE CONSULTANT:
Maxim Oil and Gas, Inc.		Potomac Capital, LLC
By:	Robert C. Johnson Chief Financial Officer